Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces Fourth Quarter 2015 Cash Distribution, Full Year 2016 Guidance and Fourth Quarter and Full Year 2015 Earnings Conference Call and Webcast

HOUSTON, January 27, 2016—Memorial Production Partners LP (NASDAQ: MEMP) announced a cash distribution attributable to the fourth quarter of 2015 and announced full year 2016 guidance. MEMP also announced that it has scheduled a conference call to discuss its fourth quarter and full year 2015 earnings. A presentation containing supplemental full year 2016 guidance information has been posted to MEMP’s website at www.memorialpp.com.

Distribution Update

The board of directors of MEMP’s general partner declared a cash distribution of $0.10 per unit for the fourth quarter of 2015, or $0.40 per unit on an annualized basis. This distribution represents a $0.20 per unit, or 67%, reduction from MEMP’s third quarter distribution and will be paid on February 12, 2016 to unitholders of record as of the close of business on February 5, 2016. This new distribution rate is based on current commodity and financial market conditions and MEMP’s 2016 guidance, as detailed below.

“Given the weaknesses of the commodity and capital markets, MEMP made the difficult decision to further reduce cash distributions on its common unit to $0.10 per unit on a quarterly basis,” said John A. Weinzierl, Chairman and Chief Executive Officer of the general partner of MEMP. “In the current environment, the Board of Directors and the management team of MEMP believe the best path for long term stakeholder value focuses on generating positive free cash flow and enhancing liquidity.”

2016 Capital Program

“Along with the distribution cut announced today, we are significantly pulling back on our development program in 2016, with plans to spend $65 to $75 million in total capital expenditures,” said William J. (Bill) Scarff, President of the general partner of MEMP. “This will result in a modest production decline throughout the year, but our focus will be on free cash flow generation, cost control and managing our balance sheet.”

In 2016, MEMP’s capital spending program is expected to be approximately $65 to $75 million, a reduction of approximately 67% from prior year levels. MEMP anticipates spending approximately 38% in East Texas, 27% in California and 20% in the Rockies, with the remainder spread across the Eagle Ford, conventional South Texas and the Permian. MEMP anticipates drilling and completing one new well and completing five previously drilled wells in East Texas and expects the balance of its capital budget will primarily be spent on recompletions, capital workovers and facilities throughout its operating areas.

Full Year 2016 Guidance

The following guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. A summary of the guidance, assuming no acquisitions or divestitures, is presented below:

	2016 FY Guidance
	January 27, 2016
	Low		High
Net Average Daily Production
Oil (MBbls/d)	10.5	-	11.1
NGL (MBbls/d)	6.9	-	7.4
Natural Gas (MMcf/d)	124	-	132
Total (MMcfe/d)	228	-	243

Commodity Price Differential / Realizations (Unhedged)
Crude Oil Differential ($ / Bbl)	$5.50	-	$6.25
NGL Realized Price (% of WTI NYMEX)	32%	-	36%
Natural Gas Realized Price (% of NYMEX to Henry Hub)	96%	-	100%

Gathering, Processing and Transportation Costs
Crude Oil ($ / Bbl)	$0.20	-	$0.25
NGL ($ / Bbl)	$3.15	-	$3.30
Natural Gas ($ / Mcf)	$0.45	-	$0.55

Average Costs
Lease Operating ($ / Mcfe)	$1.85	-	$2.00
Taxes (% of Revenue) (2)	6.8%	-	7.2%
Cash General and Administrative ($ / Mcfe)	$0.45	-	$0.50

Capital Expenditures ($MM)	$65	-	$75

Adjusted EBITDA ($MM)(3)	$285	-	$310
Cash Interest Expense ($MM)	$110	-	$115
Estimated Maintenance Capital Expenditures ($MM)		$70
Distributable Cash Flow ($MM)(3)	$105	-	$125

(1)	Guidance based on NYMEX strip pricing as of January 22, 2016; Average prices of $36.30/Bbl for crude oil and $2.37/Mcf for natural gas for 2016
(2)	Includes production and ad valorem taxes
(3)	Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the “Use of Non-GAAP Financial Measures” section of this press release for a description of Adjusted EBITDA and Distributable Cash Flow and a reconciliation to the most comparable GAAP financial measure

These estimates reflect management’s best judgment based on current expectations about the future and anticipated market conditions based upon both stated and unstated assumptions and other factors. Although management believes such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks that are beyond MEMP’s control. Actual conditions and assumptions may change over the course of the year.

Hedging Summary

Consistent with its hedging policy, MEMP has entered into natural gas, crude oil and NGL derivatives contracts covering the period from 2016 through December 2019. MEMP’s hedging policy is designed to reduce the impact to cash flows from commodity price and interest rate volatility. MEMP’s hedge book has remained largely the same since last updated in November 2015.

The following table reflects the volumes of MEMP’s expected production covered by commodity derivative contracts and the average fixed or floor prices at which production is hedged. Targeted average net production estimate represents the midpoint of the annual production range in MEMP’s 2016 full year guidance.

Hedge Summary (1, 2)

	Year Ending December 31,
	2016	2017	2018	2019
Natural Gas Derivative Contracts:
Total weighted-average fixed/floor price	$4.14	$4.06	$4.18	$4.31
Percent of expected remaining 2016 production hedged	92%	86%	79%	72%

Crude Oil Derivative Contracts:
Total weighted-average fixed/floor price	$85.48	$85.00	$83.74	$85.52
Percent of expected remaining 2016 production hedged	93%	92%	95%	49%

Natural Gas Liquids Derivative Contracts:
Total weighted-average fixed/floor price	$35.64	$37.55	—	—
Percent of expected remaining 2016 production hedged	98%	20%	—	—

Total Derivative Contracts:
Total weighted-average fixed/floor price	$7.24	$7.54	$7.89	$6.84
Percent of expected remaining 2016 production hedged	93%	76%	69%	53%

(1)	Updated hedge schedule as of January 27, 2016
(2)	MEMP’s targeted average net production represents the midpoint of the annual production range in MEMP’s 2016 full year guidance

MEMP posted an updated hedge presentation containing additional information on its website, www.memorialpp.com, under the Investor Relations section.

Fourth Quarter and Full Year 2015 Earnings Conference Call and Webcast

MEMP also announced today that it will report fourth quarter and full year 2015 financial and operating results before the market opens for trading on February 24, 2016. Following the announcement, management will host a fourth quarter 2015 earnings conference call at 10 a.m. CT.

Interested parties are invited to participate on the call by dialing (844) 735-9435 (Conference ID: 22826941) at least 15 minutes prior to the start of the call or via the internet at www.memorialpp.com. A replay of the call will be available on MEMP’s website or by phone at (855) 859-2056 (Conference ID: 22826941) for a seven-day period following the call.

This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b) (4) and (d). Please note that 100% of MEMP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of MEMP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not MEMP, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors.

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to, statements about MEMP’s future capital expenditures (including the amount and nature thereof), expectations regarding cash flows, distributions and distribution rates, and expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated financial and operating results of MEMP, including as to production, lease operating expenses, hedging activities, commodity price realizations, capital expenditure levels and other guidance included in this presentation. Terminology such as “will,” “expect,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, the following risks and uncertainties: the uncertainty inherent in the development and production of oil and natural gas and in estimating reserves; risks associated with drilling activities; potential difficulties in the marketing of, and volatility in the prices for, oil, natural gas and natural gas liquids; competition in the oil and natural gas industry; potential failure or shortages of, or increased costs for, drilling and production equipment and supply materials for production; risks related to acquisitions, including MEMP’s ability to integrate acquired properties; risks related to MEMP’s ability to generate sufficient cash flow to pay distributions, to make payments on its notes and to execute its business plan; MEMP’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing MEMP’s indebtedness or otherwise; and the risk that MEMP’s hedging strategy may be ineffective or may reduce its income. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of certain risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by these cautionary statements. MEMP has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; net operating cash flow from acquisitions and divestitures, effective date through closing date; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; unrealized losses on commodity derivative contracts; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; unrealized gains on commodity derivative contracts; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distributions on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

2016 Adjusted EBITDA and Distributable Cash Flow Guidance Reconciliation Table

Mid-Point
For Year Ended
(in millions)	12/31/2016
Calculation of Adjusted EBITDA:
Net income	($8)
Interest expense	113
Depletion, depreciation, and amortization	193

Adjusted EBITDA	$298

Reconciliation of Net Cash From Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$185
Changes in working capital	—
Interest expense	113

Adjusted EBITDA	$298

Reconciliation of Adjusted EBITDA to Distributable Cash Flow:
Adjusted EBITDA	$298
Cash Interest Expense	(113)
Estimated maintenance capital expenditures	(70)

Distributable Cash Flow	$115

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com